Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-284501

Related to Prospectus dated December 4, 2025

Press Release

Primo Brands Corporation Announces Secondary Offering of

20,000,000 Shares of Class A Common Stock by an Affiliate of One Rock Capital Partners

TAMPA, Fla. and STAMFORD, Conn. – August 6, 2026 – Primo Brands Corporation (NYSE: PRMB) (“Primo Brands” or the “Company”) today announced that one of its stockholders, who is an affiliate of One Rock Capital Partners, LLC (the “Selling Stockholder”), intends to offer for sale in an underwritten secondary offering 20,000,000 shares of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), pursuant to the Company’s shelf registration statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”). The Selling Stockholder will receive all of the net proceeds from this offering. No shares are being sold by the Company.

Morgan Stanley is serving as the underwriter for the proposed offering.

In addition, we have entered into a stock purchase agreement with the Selling Stockholder, to repurchase $10 million of shares of our Class A Common Stock in a private transaction at the price at which the shares are sold to the public less the underwriting discounts and commissions (the “Share Repurchase”). The closing of the Share Repurchase is expected to be concurrent with the closing of this offering. The repurchased shares of Class A Common Stock will no longer be outstanding after this offering. The completion of the Share Repurchase is contingent on the satisfaction of customary closing conditions and conditioned upon the completion of this offering. The completion of this offering is not conditioned upon the completion of the Share Repurchase.

A post-effective amendment on Form S-3, including exhibits, to our shelf registration statement on Form S-1 (including a prospectus) relating to this offering of Class A Common Stock has been declared effective by the SEC. This offering will be made only by means of a prospectus supplement and an accompanying prospectus. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Copies of the prospectus supplement and accompanying prospectus related to this offering may also be obtained by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security and does not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful.

About Primo Brands Corporation

Primo Brands is a leading North American branded beverage company focused on healthy hydration, delivering responsibly sourced diversified offerings across products, formats, channels, price points, and consumer occasions, distributed in every U.S. state and Canada. Primo Brands employs more than 12,000 associates with dual headquarters in Tampa, Florida, and Stamford, Connecticut.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 conveying management’s expectations as to the future based on plans, estimates and projections at the time Primo Brands makes the statements. Forward-looking statements involve inherent risks and uncertainties and Primo Brands cautions you that several important factors could cause actual results to differ materially from those contained in any such forward-looking statement. You can identify forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “aim,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “predict,” “project,” “seek,” “potential,” “opportunities,” and other similar expressions and the negatives of such expressions. However, not all forward-looking statements contain these words. They also include statements regarding the Company’s intentions, beliefs, or current expectations and other information that is not historical information. The forward-looking statements are based on assumptions regarding management’s current plans and estimates. Management believes these assumptions to be reasonable, but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this press release include, among others: our ability to manage our expanded operations following the business combination; we face significant competition in the segment in which we operate; our success depends, in part, on our intellectual property; we may not be able to consummate acquisitions, or acquisitions may be difficult to integrate, and we may not realize the expected benefits; our business is dependent on our ability to maintain access to our water sources; our ability to respond successfully to consumer trends related to our products; the loss or reduction in sales to any significant customer; our packaging supplies and other costs are subject to price increases; risks related to our common stock; affiliates of One Rock Capital Partners, LLC own a significant amount of the voting power of the Company, and their interests may conflict with or differ from the interests of other stockholders; legislative and executive action risks; risks related to sustainability matters; costs to comply with developing laws and regulations, including those surrounding the production and use of plastics, as well as related litigation relating to plastics pollution; our products may not meet health and safety standards or could become contaminated, and we could be liable for injury, illness, or death caused by consumption of our products; risks related to litigation or legal proceedings; risks related to loss of controlled company status; risks related to uncertainties regarding the interpretation of tax laws and regulations; and risks associated with our substantial indebtedness.

The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Primo Brands’ Annual Report on Form 10-K and its quarterly reports on Form 10-Q, as well as other filings with the Securities and Exchange Commission. Primo Brands does not undertake to update or revise any of these statements considering new information or future events, except as expressly required by applicable law.

Source

Primo Brands Corporation